EXHIBIT NUMBER 10.7

                   CAPITAL ACCUMULATION PLAN DEFERRAL PROGRAM


                                                                    EXHIBIT 10.7



                                 MEDTRONIC, INC.

                            CAPITAL ACCUMULATION PLAN

                     DEFERRAL PROGRAM, AS RESTATED EFFECTIVE

                                 JANUARY 1, 1994


                                TABLE OF CONTENTS

ARTICLE 1.  DEFERRED COMPENSATION ACCOUNT..................................1
         Section 1.1.  Establishment of Account............................1
         Section 1.2.  Property of Committee...............................1

ARTICLE 2.  DEFINITIONS, GENDER, AND NUMBER................................2
         Section 2.1.  Definitions.........................................2
         Section 2.2.  Gender and Number...................................8

ARTICLE 3.  PARTICIPATION..................................................8
         Section 3.1.  Who May Participate.................................8
         Section 3.2.  Time and Conditions of Participation................8
         Section 3.3.  Termination of Participation........................8
         Section 3.4.  Missing Persons.....................................9
         Section 3.5.  Relationship to Other Plans.........................9

ARTICLE 4.  ENTRIES TO THE ACCOUNT.........................................9
         Section 4.1.  Contributions.......................................9
         Section 4.2.  Crediting Rate.....................................10

ARTICLE 5.  DISTRIBUTION OF BENEFITS......................................10
         Section 5.1.  Distributions Pursuant to Deferral Election........10
         Section 5.2.  Distribution of Benefits Upon Termination of Emplo.11
         Section 5.3.  Death Benefits.....................................12
         Section 5.4.  Minimum Amount and Frequency of Payments...........13
         Section 5.5.  Acceleration of Distributions......................14
         Section 5.6.  Withdrawals........................................14
         Section 5.7.  Distributions on Plan Termination..................15
         Section 5.8.  Claims Procedure...................................15

ARTICLE 6.  FUNDING.......................................................16
         Section 6.1.  Source of Benefits.................................16
         Section 6.2  No Claim on Specific Assets.........................16

ARTICLE 7.  ADMINISTRATION AND FINANCES...................................17
         Section 7.1.  Administration.....................................17
         Section 7.2.  Powers of Committee................................17
         Section 7.3.  Actions of the Committee...........................17
         Section 7.4.  Delegation.........................................18
         Section 7.5.  Reports and Records................................18

ARTICLE 8.  AMENDMENTS AND TERMINATION....................................18
         Section 8.1.  Amendments.........................................18
         Section 8.2.  Termination........................................18

ARTICLE 9.  TRANSFERS.....................................................19
ARTICLE 10.  CHANGE IN CONTROL PROVISIONS.................................19

         Section 10.1.  Application of Article 10.........................19
         Section 10.2.  Payments to and by the Trust......................19
         Section 10.3.  Legal Fees and Expenses...........................20
         Section 10.4.  No Reduction in Crediting Rate....................21
         Section 10.5.  Late Payment and Additional Payment Provisions....21
ARTICLE 11.  MISCELLANEOUS................................................22
         Section 11.1.  No Guarantee of Employment........................22
         Section 11.2.  Release...........................................23
         Section 11.3.  Notices...........................................23
         Section 11.4.  Nonalienation.....................................23
         Section 11.5.  Tax Liability.....................................23
         Section 11.6.  Captions..........................................24
         Section 11.7.  Applicable Law....................................24

SCHEDULE A - Minimum Compensation Level of Sales Force Members Considered
to be "Executives" Under the Plan.........................................26

SCHEDULE B - Crediting Rate...............................................27



                                 MEDTRONIC, INC.

                            CAPITAL ACCUMULATION PLAN

                     DEFERRAL PROGRAM, AS RESTATED EFFECTIVE

                                 JANUARY 1, 1994

         Medtronic, Inc. (the "Company") established, effective January 1, 1989, a nonqualified deferred compensation plan for the benefit of Executives of the Company and of certain of the Company's Affiliates. This plan is known as the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the "Plan"). The Plan was restated, effective January 1, 1992. The Company hereby restates the Plan, effective January 1, 1994, as set forth herein.

         Except as specifically provided herein, this restatement shall apply to Permissible Deferrals first effective for Plan Years commencing on or after January 1, 1994, and the provisions of the Plan, as in effect prior to this restatement, shall apply to Permissible Deferrals first effective for Plan Years prior to January 1, 1994.

         The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

         ARTICLE 1.  DEFERRED COMPENSATION ACCOUNT.

         Section 1.1. Establishment of Account. The Company shall establish an account ("Account") for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

         Section 1.2. Property of Company. Any amounts so set aside for benefits payable under the Plan are the property of the Company, except, and to the extent, provided in the Trust.

         ARTICLE 2. DEFINITIONS, GENDER, AND NUMBER.

         Section 2.1. Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

                  2.1.1. "Account" means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, and may refer to the separate Accounts that represent amounts deferred by a Participant under separate Permissible Deferral elections pursuant to Section 4.1.1, by the Company pursuant to Section 4.1.2, or as a transfer from the Medtronic, Inc. Compensation Deferral Plan for Officers and Key Employees pursuant to Article 9.

                  2.1.2. "Affiliates" or "Affiliate" means a group of entities, including the Company, which constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), and members of an affiliated service group (within the meaning of section 414(m) of the Code.)

                  2.1.3. "Age" of a Participant means the number of whole calendar years that have elapsed since the date of the Participant's birth.

                  2.1.4. "Base Salary" of a Participant for any Plan Year means the total annual salary and wages paid by all Affiliates to such individual for such Plan Year, including any amount which would be included in the definition of Base Salary, but for the individual's election to defer some of his or her salary pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as overtime, incentive compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate which is described in Section 401(k) or 125 of the Code, the term Base Salary shall include any amount which would be included in the definition of Base Salary but for the individual's election to reduce his salary and have the amount of the reduction contributed to or used to purchase benefits under such plan.

                  2.1.5. "Beneficiary" or "Beneficiaries" means the persons or trusts designated by a Participant in writing pursuant to Section 5.3.4 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 5.3.5 of the Plan.

                  2.1.6. "Board" means the Board of Directors of the Company as constituted at the relevant time.

                  2.1.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

                  2.1.8. "Committee" means the Committee appointed by the Company's Board, or any person or entity designated by the Committee to administer the Plan pursuant to Section 7.4.

                  2.1.9. "Company" means Medtronic, Inc.

                  2.1.10. "Compensation" with respect to a Participant for any period means the sum of such Participant's Base Salary and Incentive Compensation for such period.

                  2.1.11. "Crediting Rate" with respect to any Plan Year means the rate set forth on Schedule B, hereto, which schedule may be revised from time to time by the Company's Chief Executive Officer, in his discretion. In general, the Crediting Rate in effect with respect to a Plan Year shall apply to all deferrals made in such Plan Year; however, if the Chief Executive Officer subsequently makes other rates ("alternative rates") available, a Participant may elect to have an alternate rate apply to such deferrals in accordance with rules established by the Company.

                  2.1.12. "Disabled" or "Disability" with respect to a Participant shall have the same definition as in the Company's then existing long term group disability insurance program.

                  2.1.13. "Early Retirement Date" of a Participant means the last day of the calendar month in which the Participant has (a) reached Age 55 while in the employ of an Affiliate and has completed at least ten (10) Years of Service, or (b) reached the Age of 62 while in the employ of an Affiliate.

                  2.1.14. "Effective Date" means the date on which this Plan became effective, i.e., January 1, 1989.

                  2.1.15. "Executive" means any United States employee who is
         (a) an Officer or a Vice President of the Company, (b) a member of the Sales Force of a Participating Affiliate whose Compensation for the Participating Affiliate's fiscal year ending immediately prior to the date on which he first enters into a Permissible Deferral election equals or exceeds the dollar amount set forth on Schedule A, hereto, which schedule may be revised from time to time by the Company's Chief Executive Officer in his discretion, or (c) any individual designated as eligible to participate in the Plan by the Company's Chief Executive Officer.

                  2.1.16. "Incentive Compensation" of a Participant for any Plan Year means the total remuneration paid under the various incentive compensation programs maintained by Affiliates to such individual for that Plan Year including any amount which would be included in the definition of Incentive Compensation, but for the individual's election to defer some or all of his or her Incentive Compensation pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding long-term incentive awards (other than the cash portion of the Performance Share Plan) and any other remuneration paid by Affiliates, such as Base Salary, overtime, net commissions, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash.

                  2.1.17. "Maximum Annual Deferral" with respect to a Participant for a Plan Year means the sum of (a) 50% of such Participant's Base Salary and (b) 100% of the cash portion of such Participant's Incentive Compensation for such Plan Year. Initially, Participants described in Section 2.1.15(b) may defer from Incentive Compensation only. The Committee may, in its discretion, adopt a policy to permit such Participants to also defer from Base Salary.

                  2.1.18. "Normal Retirement Date" of a Participant means the last day of the calendar month in which the Participant has reached the Age of 65 while in the employ of an Affiliate.

                  2.1.19. "Officer or Vice President" means an employee who is either elected by the Board or appointed by the Company's Chief Executive Officer to such position.

                  2.1.20. "Participant" means an individual who is eligible to participate in the Plan and has elected to participate in the Plan.

                  2.1.21. "Participating Affiliate" or "Participating Affiliates" means the Company and such Affiliates as may be designated by the Chief Executive Officer of the Company, or his designee, from time to time.

                  2.1.22. "Performance Share Plan" means the Medtronic, Inc. 1979 Restricted Stock and Performance Share Award Plan, as may be amended from time to time.

                  2.1.23. "Permissible Deferral" means one of the following options as selected by the Participant:

                           (a) A deferral from Base Salary for one (1) Plan Year
                  which is not less than $3,000 nor more than the Maximum Annual Deferral.

                           (b) A deferral from Incentive Compensation for one
                  (1) Plan Year which is not less than $3,000 nor more than the Maximum Annual Deferral.

                  Initially, Participants described in Section 2.1.15(b) may make deferrals pursuant to paragraph (b) of this Section only. The Committee may, in its discretion, adopt a policy to permit such Participants to also make deferrals pursuant to paragraph (a) of this Section. Participants other than those described in Section 2.1.15(b) may make deferrals pursuant to paragraph (a) or (b) of this Section, or a combination of both, but in no event may any deferrals exceed the Maximum Annual Deferral for any Plan Year.

                  Elections to defer from Base Salary or Incentive Compensation shall be made annually at a date to be determined by the Committee, but no later than December 30th of the calendar year immediately preceding the Plan Year during which the Base Salary or Incentive Compensation would otherwise have been paid to the Participant. All deferral elections must specify either the percentages (stated as integers) or dollar amounts, or combination of percentages and dollar amounts, as determined by the Committee in its discretion, of the deferrals that are intended to be deducted from Base Salary or Incentive Compensation, respectively. Each installment of a deferral shall be rounded to the nearest whole dollar amount. Only the cash portion of an award under the Performance Share Plan may be deferred.

                  No Permissible Deferral election for a deferral from Incentive Compensation payable under the Performance Share Plan or the Medtronic, Inc. Management Incentive Plan shall be effective for any Plan Year unless the cash amount payable to the Participant under such plan for the Plan Year (but for the election) is sufficient to satisfy such election.

                  Deferrals from Incentive Compensation for Participants described in Section 2.1.14(b) shall be made in periodic installments, as determined by the Committee in its discretion.

                  All deferrals must be completed by the end of the Plan Year in which the Participant attains Age 70.

                  2.1.25. "Plan" means the "Medtronic, Inc. Capital Accumulation Plan Deferral Program" as set forth herein and as amended or restated from time to time.

                  2.1.26.  "Plan Year" means January 1 through December 31.

                  2.1.27. "Premature Distribution" means a distribution to a Participant at his or her request prior to the time otherwise permitted under the Plan, subject to certain penalties, as described in Section 5.6.2.

                  2.1.28. "Sales Force" means employees of Participating Affiliates whose primary employment responsibilities involve selling the products manufactured by Participating Affiliates.

                  2.1.29. "Trust" means the Medtronic, Inc. Compensation Trust Agreement Number One, as may be amended from time to time.

         Section 2.2. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

         ARTICLE 3.  PARTICIPATION.

         Section 3.1. Who May Participate. Participation in the Plan is limited to Executives.

         Section 3.2. Time and Conditions of Participation. An eligible Executive shall become a Participant only upon (a) the individual's completion of a Permissible Deferral election form for the succeeding Plan Year, and (b) compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan. To enable the Company to meet its financial commitment under the Plan, the Company may purchase insurance on the lives of each Participant. Consequently, participation in the Plan is contingent upon an individual's insurability. The Committee may, in its sole discretion, accept or reject for participation in the Plan individuals who are rated as uninsurable. If the Committee accepts such an individual for participation in the Plan, such individual's Account under the Plan may be credited with interest at a lesser rate than provided in Section 4.2.

         An individual may make a Permissible Deferral election for any Plan Year provided that the Participant's remaining Compensation, after all deferrals, is sufficient to enable the Company to withhold from the Participant's Compensation (a) any amounts necessary to satisfy withholding requirements under applicable tax law; and (b) the amount of any contributions which the employee may be required to make or may have elected to make under the Company's various benefit plans.

         Section 3.3. Termination of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of (a) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan, or (b) the occurrence of an event specified in Section 3.4 which results in loss of benefits. Except as otherwise specified in the Plan, the Company may not terminate an individual's participation in the Plan; provided, however, that if the Committee, in its discretion, determines that it is likely that a Participant would not be considered to be a member of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, for any period, the Committee may require that no contributions be made to the Plan by or on behalf of such Participant during such period.

         Section 3.4. Missing Persons. If the Company is unable to locate the Participant or his Beneficiary for purposes of making a distribution, the amount of a Participant's benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after (a) the last date a payment of said benefit was made, if at least one such payment was made, or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

         Section 3.5. Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.

         ARTICLE 4.  ENTRIES TO THE ACCOUNTARTICLE4.ENTRIESTOTHEACCOUNT""1".

         Section 4.1. Contributions.

                  Section 4.1.1. Deferrals. During each Plan Year, the Company shall post to the Account of each Participant the amount of Base Salary and Incentive Compensation to be deferred as designated by the Participant's Permissible Deferral election in effect for that Plan Year.

                  Section 4.1.2. Company Contributions. The Company may, in its discretion, make contributions to the Plan from time to time on behalf of a Participant equal to all or a portion of amounts which would have been contributed on behalf of the Participant under other benefit plans of the Company if the Participant had not made a Permissible Deferral election under the Plan.

                  Section 4.1.3. Disability. If a Participant becomes Disabled, deferrals and Company contributions shall continue to be posted as described in Sections 4.1.1 and 4.1.2 during the period in which the Participant is entitled to receive Base Salary from the Company. If a Participant continues to be Disabled after such period, deferrals and Company contributions will cease.

         Section 4.2. Crediting Rate. Except as otherwise provided in Sections 3.2, 5.2.2 and 8.2, a Participant's Account will be credited with interest at the Crediting Rate as described in Section 2.1.11.

         ARTICLE 5.  DISTRIBUTION OF BENEFITS.

         Section 5.1. Distributions Pursuant to Deferral Election. The Participant shall, as part of his or her Permissible Deferral election, elect to begin receiving distributions with respect to a Permissible Deferral at either
(a) the Participant's retirement; or (b) a date specified by the Participant in the election, which is at least five (5) years after the Plan Year to which the Permissible Deferral applies. If the Participant elects to defer distribution pursuant to (a), above, the timing and manner of distribution shall be determined in accordance with Sections 5.2 and 5.3. If a Participant elects to defer distributions pursuant to (b), above, distributions shall commence at the time designated by the Participant in his or her election and shall be made in the form of a lump sum (unless the Participant terminates employment or dies before such date, in which case Section 5.2 or 5.3, as the case may be, shall apply).

         Section 5.2. Distribution of Benefits Upon Termination of Employment. If a Participant terminates employment for any reason, except death, prior to distribution of the Participant's Account, the Participant's Account balance, determined as of the first day of the first month following the date of such termination, shall be distributed at the time and in the manner set forth in this Section 5.2.

                  5.2.1. Benefits Upon Retirement. If a Participant terminates employment with all Affiliates on or after Early Retirement Date or Normal Retirement Date, the Participant shall receive the balance in his Account in monthly installments over a period of fifteen (15) years. The monthly benefit amount shall be a level amount for each twelve-month period calculated using the balance in the Account at the beginning of the twelve-month period and dividing it by the total periods remaining in the entire payment period. The benefit payment shall be adjusted each subsequent twelve-month period to reflect the Account as of that time. The Participant's Account shall be credited during the payment period with interest at the Crediting Rate.

                  Payments pursuant to this Section 5.2.1 shall commence within an administratively practicable period of time following the date on which the Participant terminates employment.

                  5.2.2. Benefits Upon Resignation or Discharge. If a Participant terminates employment with all Affiliates before Early Retirement Date or Normal Retirement Date for reasons other than death, the Participant shall receive the balance in his Account in the form of monthly installments over a five-year period. The monthly benefit amount shall be a level amount for each twelve-month period calculated using the balance in the Account at the beginning of the twelve-month period and dividing it by the total periods remaining in the entire payment period. The benefit payment shall be adjusted each subsequent twelve-month period to reflect the Account as of that time. The rate at which the Account has been credited with interest shall be reduced retroactively to 90% of the Crediting Rate. The Account shall continue to be credited with interest at this reduced rate during the payment period.

                  Payments pursuant to this Section 5.2.2 shall commence within an administratively practicable period of time following the date on which the Participant terminates employment.

         Section 5.3. Death Benefits.

                  5.3.1. Death After Benefit Commencement. In the event a Participant dies after benefits have commenced pursuant to Section
         5.2.1 or 5.2.2, the Participant's remaining benefits, if any, shall be paid to the Participant's Beneficiary in the same manner such benefits would have been paid to the Participant had the Participant survived.

                  5.3.2. Death Prior to Benefit Commencement. In the event a Participant dies prior to the date on which benefits commence pursuant to Sections 5.2.1 or 5.2.2, the Participant's Account balance shall be paid to the Participant's Beneficiary in a lump sum within an administratively practicable time following the Participant's death. Notwithstanding anything in the Plan to the contrary, the provisions of this Section 5.3.2 shall apply to the Participant's entire Account balance as of the date of his or her death, including any portion of the Participant's Account which may be attributable to Permissible Deferral elections first effective for Plan Years prior to 1994.

                  5.3.3. Marital Deduction. If any benefits are payable under the Plan to the surviving spouse of deceased Participant, the estate of the Participant's spouse shall be entitled to all remaining benefits, if any, at his or her death, unless specifically directed to the contrary by an effective beneficiary designation.

                  5.3.4. Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

                  5.3.5. Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the benefits payable by reason of the death of the Participant shall be paid to the Participant's spouse, if living; if the Participant does not leave a surviving spouse, to the Participant's issue by right of representation; or, if there are no such issue then living, to the Participant's estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, the remaining balance of such benefit shall be paid to the deceased Beneficiary's estate. If there are benefits remaining unpaid at the death of a Beneficiary who is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.

         Section 5.4. Minimum Amount and Frequency of Payments. The Committee may adjust the length of the distribution period under this Article 5 in order to assure that each monthly installment in not less than $1,000. The Committee may also, if it so elects, distribute benefits in installments on a basis which is more or less frequently than monthly.

         Section 5.5. Acceleration of Distributions. The Committee may, in its discretion, accelerate the distribution of, or alter the method of payment of, benefits payable to a Participant under the Plan. If the Internal Revenue Service determines that a Participant or Beneficiary has received an economic benefit or is in constructive receipt of a benefit under the Plan and has made a final assessment of an income tax deficiency with respect to such benefit or if a final judicial determination has been entered that an income tax deficiency exists, the Committee shall distribute to such Participant an amount equal to the taxable income recognized.

         Section 5.6.  Withdrawals.

                  5.6.1. Hardship Withdrawal. Upon the application of any Participant, the Committee, in accordance with its uniform, nondiscriminatory policy, may permit such Participant to terminate future deferrals or to withdraw some or all of his or her Account. A Participant must give a written petition of the termination of his or her deferral election at least thirty (30) days (or such shorter period of time as permitted by the Committee in its discretion) prior to the next deferral. A Participant must give a written petition of the intent to withdraw from his or her Account at least sixty (60) days (or such shorter time as permitted by the Committee in its discretion) prior to the date of withdrawal. No termination or withdrawal shall be made under the provisions of this Section except for the purpose of enabling a Participant to meet immediate needs created by a financial hardship for which the Participant does not have other reasonably available sources of funds as determined by the Committee in accordance with uniform rules. The term "financial hardship" shall include the need for funds to: meet uninsured medical expenses for the Participant or his dependents, meet a significant uninsured casualty loss for the Participant or his dependents, and meet other catastrophes of a "sudden and serious nature."

         If a withdrawal is permitted, the amount of the withdrawal shall be distributed to the Participant in a single sum as soon as is administratively practicable. If a termination of deferrals or a withdrawal is made under this
Section 5.6, the Participant may not enter into a new deferral election for two
(2) complete Plan Years from the date of the termination or withdrawal.

         5.6.2 Premature Distributions. Upon the application of any Participant, the Committee shall permit such Participant to receive a distribution of his or her entire Account prior to the time otherwise specified in the Plan for reasons other than financial hardship. A Participant must give a written petition of his or her intent to receive such a distribution at lease sixty (60) days (or such shorter time as permitted by the Committee in its discretion) prior to the date of the distribution. If a Participant elects to receive such a distribution: (a) a penalty shall be imposed such that the value of the Participant's Account, determined immediately prior to the distribution, shall be reduced by 10%; and
(b) the Participant may not enter into a new deferral election for two (2) complete Plan Years following the date of the distribution.

         5.7. Distributions on Plan Termination. Notwithstanding anything in this Article 5 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 8.2.

         5.8. Claims Procedure. Except as otherwise provided in Section 5.4(c) of the Trust, the following shall apply with respect tot he claims of Participants for benefits under the Plan. The Committee shall notify a Participant in writing within ninety (90) days of the Participant's written application for benefits of his eligibility or noneligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he is entitled to greater or different benefits, he shall have the opportunity to have his claim reviewed by the Committee by filing a petition for review with the Committee within sixty (60) days after receipt by him of the notice issued by the Committee. Said petition shall state the specific reasons the Participant believes he is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his counsel, if any) an opportunity to present his position to the Committee orally or in writing, and said Participant (or his counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Committee, but notice of this deferral shall be given to the Participant.

         ARTICLE 6.  FUNDING

         Section 6.1. Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust.

         Section 6.2. No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

         ARTICLE 7.  ADMINISTRATION AND FINANCES.

         Section 7.1. Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

         Section 7.2. Powers of Company. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

                  (a) to interpret the provisions of the Plan;

                  (b) to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

                  (c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

         Section 7.3. Actions of the Committee. Except as modified by the Board, the Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 5.9, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

         Section 7.4. Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

         Section 7.5. Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

         ARTICLE 8. AMENDMENTS AND TERMINATION.

         Section 8.1. Amendments. The Company, by action of the Compensation
- -Committee of the Board, or the Chief Executive Officer of the Company, to the extent authorized by the Compensation Committee of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to eliminate or reduce the benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the benefits in any active Participant's Account immediately before the date of such amendment.

         Section 8.2. Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board. Upon termination of the Plan, all deferrals, transfers and Company contributions will cease and no future deferrals, transfers or Company contributions will be made. Termination of the Plan shall not operate to eliminate or reduce benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the benefits in any active Participant's Account.

         If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made as soon as administratively convenient in the form of monthly payments over a three-year period, credited with interest at 90% of the Crediting Rate during the payment period; however, the Committee in its sole discretion may pay benefits in a lump sum.

         ARTICLE 9. TRANSFERS. A Participant may transfer to the Plan amounts credited to the Participant under the Medtronic, Inc. Compensation Deferral Plan for Officers and Key Employees. Any such transfer shall be in accordance with procedures established by the Committee. Amounts transferred to the Plan pursuant to this Article 9 shall be credited with interest in accordance with
Section 4.2. Distributions from the Account established pursuant to this Article 9 shall be made at the time and in the manner specified in Sections 5.2 through 5.8.

         ARTICLE 10. CHANGE IN CONTROL PROVISIONS.

         Section 10.1. Application of Article 10. To the extent applicable, the provisions of this Article 10 relating to an Event of change in control of the Company shall control, notwithstanding any other provisions of the Plan to the contrary, and shall supersede any other provisions of the Plan to the extent inconsistent with the provisions of this Article 10. For purposes of this
Article 10, an "Event" refers to an event of change in control of the Company as described in Section 3.1(b)(1) through (3) of the Trust.

         Section 10.2. Payments to and by the Trust. If the Company determines that it is probable that an Event may occur within the six-month period immediately following the date of determination, or if an Event in fact occurs in those situations where the Company has not otherwise made such a determination, the Company shall make a contribution to the Trust (if in existence at the date of determination or the date of the Event, as the case may
be) in accordance with the provisions of the Trust. Solely for purposes of determining the amount of such contribution (but in no way in limitation of the Company's liability under the Plan as determined under other provisions of the
Plan), the Company's total liability under the Plan shall be equal to the value of the current credit balances under all Accounts established under the Plan, including any interest credited to such Accounts under the terms of the Plan, which remain unpaid by the Company as of the date of determination or the date of the Event, as the case may be, whether or not amounts are otherwise currently payable to Participants or Beneficiaries under the Plan. All such contributions shall be made as soon as possible after the date of determination or of the Event, as the case may be, and shall be made in cash or property valued at fair market value. Further, the Company may, in its discretion, make other contributions to the Trust from time to time for purposes of providing benefits hereunder, whether or not an Event has occurred or may occur.

         Notwithstanding the foregoing, any contributions to the Trust, as well as any income or gains thereon, shall be at all times subject to the provisions of the Trust, including but not limited to the provisions permitting a return of such contributions and income or gains thereon to the Company in certain circumstances.

         Payments of amounts credited to Accounts under the Plan with respect to those Participants and their Beneficiaries for whom Trust contributions are made shall be made first from the Trust in accordance with the terms of the Trust, but, to the extent not paid by the Trust, shall be paid by the Company.

         Section 10.3. Legal Fees and Expenses. The Company shall reimburse any Participant or his or her Beneficiary for all reasonable legal fees and expenses incurred by such Participant or Beneficiary after the date of any Event in seeking to obtain any right or benefit provided by the Plan.

         Section 10.4. No Reduction in Crediting Rate. If the Company determines that it is probable that an Event may occur within the six-month period immediately following the date of determination, or if an Event in fact occurs in those situations where the Company has not otherwise made such a determination, the Company shall not from and after the date of the determination or the date of the Event, as the case may be, amend the Plan to cause a reduction in the crediting rate applicable to a Participant's Account under the Plan.

         Section 10.5. Late Payment and Additional Payment Provisions. If, after the date of an Event, there is a delay in the payment of any amounts credited to an Account under the Plan beyond the final date for payment under the Plan, the amounts otherwise payable to any Participant or Beneficiary shall be increased by an amount equal to the stated interest which shall be credited to such amounts from the final date for payment of such amounts through the date that payment of such amounts (plus such credited interest) is actually made to the Participant or Beneficiary, compounded quarterly on a calendar year basis. The amount of stated interest to be so credited shall be equal to the lesser of (i) the prime rate plus five (5) percentage points, or (ii) the prime rate multiplied by two. For purposes hereof, the prime rate shall be the prime rate of interest quoted by Norwest Bank Minnesota, N.A., as its prime rate, determined each calendar quarter as the average of the daily prime rates in effect throughout such calendar quarter, averaged for the number of days for which the prime rates are quoted during such calendar quarter. In the event that stated interest is to be credited for some period less than a full calendar quarter, however, the stated interest shall be determined and compounded for the fractional quarter, with the prime rate determined as the average of the daily prime rates in effect throughout such fractional calendar quarter averaged for the number of days during such fractional calendar quarter for which prime rates are quoted.

         The increase in amounts otherwise payable under the Plan by the crediting of such stated interest represents a late payment penalty for the delay in payment.

         For purposes hereof, the final date for payment under the Plan shall be determined with reference to the otherwise applicable provisions of the Plan, provided, however, that the final date for commencement of benefit payments pursuant to Sections 5.2 and 5.3 shall be a date which is not later than forty-five (45) days after the earliest to occur of the Participant's retirement, resignation, discharge or death. In the event that payment of benefits has commenced to a Participant or Beneficiary prior to the date of an Event, then the final date for payment shall be determined with reference to the payment provision which was in effect prior to the date of the Event. No adjustment may be made to any payment form which was in effect prior to the date of an Event with respect to any Account which would have the effect of delaying payments otherwise to be made under the payment form or otherwise increasing the period of time over which payments are to be made.

         Any payment of benefits by the Company after the final date for payment of benefits as hereinabove determined shall be applied first against the first due of such payment of benefits (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.

         Participants and their Beneficiaries shall be entitled to the payment of amounts credited to their Accounts plus the late payment penalty referred to hereinabove first from the Trust and secondarily from the Company, as otherwise provided in Section 10.2.

         ARTICLE 11.  MISCELLANEOUS.

         Section 11.1. No Guarantee of Employment. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Permissible Deferral agreement with any Participant shall be deemed to be a contract of employment between an Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to interfere with the right of an Affiliate to discharge any Participant at any time, nor shall it give an Affiliate the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his employment at any time.

         Section 11.2. Release. Any payment of benefits to or for the benefit of a Participant or a Participant's Beneficiaries that is made in good faith by the Company in accordance with the Company's interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

         Section 11.3. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

         Section 11.4. Nonalienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary.

         Section 11.5. Tax Liability. The Company may withhold or direct the trustee of the Trust to withhold from any payment of benefits such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the trustee of the Trust may become liable under applicable law. The Company may also forward or direct the trustee of the Trust to forward to the appropriate taxing authority any amounts required to be paid by the Company or the Trust under the preceding sentence.

         Section 11.6. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

         Section 11.7. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.



                                   SCHEDULE A

                    Minimum Compensation Level of Sales Force
              Members Considered to be "Executives" Under the Plan

                          1989                    $ 115,000
                          1990                    $ 115,000
                          1991                    $ 115,000
                          1992                    $ 115,000
                          1993                    $ 115,000
                          1994                    $ 115,000




                                   SCHEDULE B

                                 Crediting Rate

         The Crediting Rate for each Plan Year through 1994 is the ten-year rolling average rate of ten-year United States Treasury Notes, determined as of June 30th of the year immediately preceding the commencement of such Plan Year, as published by Solomon Brothers, Inc., or any successor thereto, compounded on a daily basis.